Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT made this 21st of January, 2011.

A M O N G :

ABC ACQUISITION CORP. 1505,

a corporation organized pursuant to the laws of the State of Nevada.

(herein referred to as the "Purchaser")

OF THE FIRST PART

- and -

Azaz Capital Corp.,

a corporation organized pursuant to the Federal laws of Canada.

(herein referred to as "ACC")

OF THE SECOND PART

- and -

Each of the Persons Listed on the List Entitled “Shareholders” attached hereto as Schedule “A” who has executed this Agreement

(herein referred to as the "Shareholders" or individually as the "Shareholder")

OF THE THIRD PART

WHEREAS Purchaser is a reporting issuer in good standing in the State of Nevada;

AND WHEREAS Shareholders are the beneficial owners in the aggregate of one million (1,000,000) common shares of ACC, such shares being all of the issued and outstanding shares issued by ACC;

AND WHEREAS Purchaser wishes to purchase from the Shareholders each and all of the common shares of ACC representing one hundred per cent (100%) of the issued and outstanding shares of ACC.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained (the adequacy of which consideration as to each of the parties hereto is mutually admitted) the parties hereto hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1       Definitions.  In this Share Exchange Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings:

(a)        “Share Exchange Agreement” means this Share Exchange Agreement and all instruments supplemental hereto or in amendment or confirmation hereof.

(b)       “ACC Shares” means the common shares in the authorized capital of ACC.

(c)        “Closing” means the completion of the sale to and purchase by Purchaser of the Purchased Shares on the Closing Date.

(d)       “Closing Date” means the date of January 21, 2011.

(e)        “Closing Time” means 5:00 p.m. Toronto time on the Closing Date or such earlier or later time as the parties hereto may agree as the time at which the Closing shall take place.

(f)        “Person” means any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative.

(g)       “Purchase Price” is defined in Section 2.2.

(h)       “Purchase Price Shares” are the one hundred and fifty million (150,000,000) common shares of ABC Acquisition Corp. 1505 (the “Purchase Price Shares”) defined in Section 2.2

(i)        “Purchased Shares” means one million (1,000,000) ACC common shares issued by ACC to the Shareholders prior to Closing;

(j)         “Purchaser” means ABC Acquisition Corp. 1505.

(k)       “Purchaser’s Counsel” means the Georgia, USA, law firm of Joyce Thrasher Kaiser & Liss, LLC.

1.2       Other Defined Terms.  Certain other terms are defined within particular Sections hereof for use in those Sections and in some cases also for use in other Sections.

1.3       Number and Gender.  Where the context requires, words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders and vice versa; and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.4       Statute References.  Except where otherwise provided, reference to any statute shall be deemed to be a reference to such statute and any and all regulations from time to time promulgated thereunder and to such statute and regulations as amended or re-enacted from time to time.  Any reference herein to a specific section or sections or any statute or regulations promulgated thereunder shall be deemed to include a reference to any corresponding provision of future law.

1.5       Headings.  The division of this Share Exchange Agreement into Articles, Sections, Paragraphs, Clauses and Sub-clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Share Exchange Agreement or any part hereof.

1.6       Currency.  All dollar amounts referred to in this Share Exchange Agreement are in United States dollars.

ARTICLE 2

PURCHASE AND SALE

2.1       Purchase and Sale.  Subject to the terms and conditions hereof, and in consideration of the payment of the Purchase Price, Purchaser hereby agrees to purchase or acquire by assignment, as the case may be, and the Shareholders agree to sell or assign the Purchased Shares.

2.2              Purchase Price.  The purchase price (the "Purchase Price") for the Purchased Shares shall consist of fifteen thousand dollars (US$15,000.00) United States dollars payable by the issuance of one hundred and fifty million (150,000,000) common shares of the Purchaser (the “Purchase Price Shares”).

2.3               Payment Mechanism.  Purchaser shall at the time of Closing make payment of the Purchase Price by the delivery, to each of the Shareholders a share certificate issued by Purchaser to each of the Shareholders representing each of the Shareholder’s Purchase Price Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties by Shareholders.  Each of the Shareholders represents and warrants to Purchaser, but only with respect to the Purchased Shares which such the Shareholder is selling pursuant hereto, as follows and Shareholder acknowledges that Purchaser is relying upon such Vendor's representations and warranties in connection with The Purchaser’s purchase of the Purchased Shares on the date hereof:

(a)        Beneficial Ownership of the Purchased Shares.  Each Shareholder is the sole beneficial and registered owner of the number of Purchased Shares referred to in section 2.3 above with a good and marketable title thereto, free and clear of any and all security interests, liens, charges, pledges, encumbrances, claims or rights of others; and

(b)       Power and Authority of Shareholder and Due Authorization.  Shareholder has the full power and authority to complete the sale of the Purchased Shares to Purchaser on the Closing Date and to enter into and deliver this Share Exchange Agreement and all other agreements and documents to be executed and delivered by her hereunder or thereunder and to perform her obligations hereunder and thereunder and the Shareholder has full power and authority to transfer legal and beneficial title and ownership of the Purchased Shares to Purchaser free and clear of any and all security interests, liens, charges, pledges, encumbrances, adverse claims or other rights of others.

(c)        Enforceability.  This Share Exchange Agreement and all other agreements and documents to be executed and delivered by each of the Shareholders hereunder or thereunder has been duly executed on behalf of the Shareholder and will upon delivery constitute a valid and binding obligation of the Shareholders enforceable against the Shareholders in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, re-organization or other laws relating to the enforcement of creditors’ rights generally.

(d)       No Option, etc.  There is no contract, option, right in equity or at law or otherwise binding upon or which at any time in the future may become binding upon the Shareholder to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares.

(e)        Absence of Conflict.  Neither the completion of the sale of the Purchased Shares on the Closing Date nor the execution nor the delivery of this Share Exchange Agreement and all other agreements and documents to be executed and delivered by any Shareholder hereunder or thereunder nor the completion of the transactions contemplated hereby or thereby nor compliance with and fulfillment of the terms, provisions and conditions of this Share Exchange Agreement and all other agreements and documents to be executed and delivered by the Shareholder hereunder or thereunder will result in the violation of any agreement, mortgage or other instrument or statute, rule, regulation, judgement, order, award, decree, law or restriction to which such Shareholder is a party or is subject or any of the Purchased Shares is bound and will not require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of the Shareholder.

3.2       Survival of Representations and Warranties set forth in Section 3.1.  The representations and warranties of Shareholders set forth in Section 3.1 shall survive the completion of the sale and purchase of the Purchased Shares and notwithstanding such completion:

(a)        the representations and warranties relating to the ownership of any of the Purchased Shares and any of the representations and warranties set forth in Section 3.1 which is given fraudulently shall continue in full force and effect for the benefit of Purchaser and be unlimited as to duration;

(b)       the remaining representations and warranties set forth in Section 3.1 shall continue in full force and effect for the benefit of Purchaser for a period of two (2) years from the date hereof.

3.3       Representations and Warranties of ACC.  ACC represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying upon such representations and warranties in connection with the transactions contemplated in this Share Exchange Agreement:

(a)               Capitalization.  The outstanding and issued capital stock of ACC consists of 1,000,000 shares of common stock.  ACC does not and, at the Closing, ACC will not, have outstanding any capital stock or other securities or any rights, warrants or options to acquire securities of ACC, or any convertible or exchangeable securities and, other than Purchaser pursuant to this Agreement, no person has or, at Closing will have, any right to purchase or otherwise acquire any securities of ACC.  There are, and at Closing there will be, no outstanding obligations of ACC to repurchase, redeem or otherwise acquire any securities of ACC.  All of ACC Shares are, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any pre-emptive rights, rights of first refusal or any other contractual or legal restrictions of any kind.

(b)               Title to the Shares.  Shareholders are the beneficial owner and hold good and valid title to their ACC Shares free and clear of any lien, claim or other encumbrance.  Upon consummation of the Contemplated Transactions and the satisfaction of the conditions to Closing set forth herein, Purchaser will own all of the issued and outstanding shares of capital stock of ACC, free and clear of any lien claim or other encumbrance.  At the Closing, Seller and each Shareholder of ACC will deliver ACC Shares to Purchaser free and clear of any lien, claim or other encumbrance, other than restrictions imposed by the Securities Act of 1933, as amended, (the "Securities Act") and applicable securities laws including the laws of the State of Nevada.

(c)                Authority Relative to this Agreement.  At the Closing, ACC will have full power, capacity and authority to execute and deliver each document related to the transactions contemplated herein (such transactions are referred to herein as the “Contemplated Transactions” and such documents are referred to herein as the “Transaction Documents”) to which it is or, at Closing, will be, a party and to consummate the Contemplated Transactions.  The execution, delivery and performance by ACC of each Transaction Document and the consummation of the Contemplated Transactions to which ACC and/or Shareholders are, or at Closing, will be, a party will have been duly and validly authorized by ACC and no other acts by or on behalf of ACC or Shareholder will be necessary or required to authorize the execution, delivery and performance by ACC and Shareholders of each Transaction Document and the consummation of the Contemplated Transactions to which it, he or she, is or, at Closing, will be, a party.  This Agreement and the other Transaction Documents to which ACC is a party have been duly and validly executed and delivered by ACC and Shareholders, respectively, and (assuming the valid execution and delivery thereof by the other parties thereto) will constitute the legal, valid and binding agreements of ACC and Shareholders, respectively, enforceable against ACC and Shareholders in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

(d)              No Conflicts; Consents.  The execution, delivery and performance by ACC of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which ACC is a party, upon approval of the Shareholders will not: (i) violate any provision of the certificate of incorporation or memorandum of association of ACC; (ii) require ACC to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person; (iii) violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Contract to which ACC is a party or by which it or any of its assets is bound or subject, or to the best of ACC’s knowledge and information result in the creation of any lien, claim or other encumbrance upon any of the Shares of ACC or upon any of the Assets of ACC; (iv) violate any order or any law of any Governmental Body against, or binding upon, ACC or upon any of their respective assets; or (v) violate or result in the revocation or suspension of any permit necessary for ACC to conduct its business as it is now being conducted.

(e)               Corporate Existence and Power.  ACC is a corporation which is organized and subsisting pursuant to the federal laws of Canada and has all requisite power, authority and direction to own and/or operate its assets and to carry on its business as now conducted, including all qualifications under any statute in effect in any Canadian or foreign jurisdiction in which ACC operates its business.  ACC is duly qualified to do business and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(f)                 Charter Documents and Corporate Records.  ACC has heretofore delivered to Purchaser true and complete copies of the Articles of Incorporation, By-Laws and minute books, or comparable instruments, of ACC as in effect on the date hereof.  The stock transfer books of ACC have been made available to Purchaser for its inspection and are true and complete in all respects.

(g)               Claims and Proceedings. There are no outstanding orders of any governmental body against or involving ACC, its assets, its business, or its shares. There are no actions, suits, claims or counterclaims, examinations, or legal, administrative, governmental or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the best of ACC’s knowledge, threatened on the date hereof, against or involving ACC, its assets, its business or its Shares.

3.4       Survival of Representations and Warranties set forth in Section 3.3  Each of the representations and warranties of ACC set forth in Section 3.3 shall survive the completion of the sale and purchase of the Purchased Shares and notwithstanding such completion, shall continue in full force and effect for the benefit of Purchaser and those shareholders of Purchaser who were shareholders immediately prior to the execution of this Agreement and shall continue for a period of ten (10) years save that after the date hereof any of the representations and warranties set forth in Section 3.3 which is given fraudulently shall continue in full force and effect for an unlimited as to duration.

3.5       Representations and Warranties of Purchaser.  Purchaser represents and warrants to each of the Shareholders as follows and acknowledges that the Shareholder is relying upon such representations and warranties in connection with the transactions contemplated in this Share Exchange Agreement:

(a)        Status and Capacity.  Purchaser is a corporation which is organized and subsisting pursuant to the laws of the State of Nevada in the country of United States of America and has all requisite power, authority and direction to acquire the Purchased Shares, to enter into this Share Exchange Agreement and all other agreements and documents contemplated hereby or thereby and to fulfill its obligations hereunder or thereunder;

(b)       Issued and Outstanding Securities.  Prior to Closing, Purchaser shall not have issued more than 3,400,000 common shares and shall have issued not other securities;

(c)        Transfer of Purchased Shares.  Save as set forth herein, Purchaser shall not transfer, sell, assign, pledge, mortgage, hypothecate, encumber or grant or permit any party to acquire by whatever means any rights whatsoever in or to the Purchased Shares whether in connection with an option, lien, security interest or otherwise without acquiring each and all other the other securities issued by ACC as of the time thereof;

(d)       Due Authorization. Purchaser has the full power and authority and has undertaken all necessary corporate action to complete the purchase of the Purchased Shares from the Shareholder on the Closing Date and to enter into,  perform  and deliver this Share Exchange Agreement and all other agreements and documents to be executed, performed and delivered by it hereunder or thereunder and to perform its obligations hereunder and thereunder and, in particular, Purchaser has full power and authority to issue the Purchase Price Shares to the Shareholder free and clear of any and all resale restrictions, security interests, liens, charges, pledges, encumbrances, adverse claims or other rights of others.  In addition, the execution and delivery of this Share Exchange Agreement  and all other agreements and documents to be executed, performed and delivered by Purchaser hereunder or thereunder have been duly and validly authorized and approved by all necessary action;

(e)        Absence of Conflict. Neither the completion of the purchase of the Purchased Shares on the Closing Date nor the execution nor the delivery of this Share Exchange Agreement or the Purchase Price Shares and all other agreements and documents to be executed and delivered by the Shareholder hereunder or thereunder nor the completion of the transactions contemplated hereby or thereby nor compliance with and fulfillment of the terms, provisions and conditions of this Share Exchange Agreement and all other agreements and documents to be executed and delivered by Purchaser hereunder or thereunder will result in the violation of any agreement, mortgage or other instrument or statute, rule, regulation, judgement, order, award, decree, law or restriction to which Purchaser is a party or is subject or is bound and will not require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of Purchaser;

(f)        Enforceability.  This Share Exchange Agreement, and all other agreements, have been duly executed by Purchaser and will upon delivery constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as such terms may be limited by bankruptcy, insolvency, re-organization or other laws relating to the enforcement of creditors’ rights generally;

3.6       Survival of Representations and Warranties set forth in Section 3.5  Each of the representations and warranties of Purchaser set forth in Section 3.5 shall survive the completion of the sale and purchase of the Purchased Shares and notwithstanding such completion, shall continue in full force and effect for the benefit of each of the Shareholders for a period of ten (10) years save that after the date hereof any of the representations and warranties set forth in Section 3.6 which is given fraudulently shall continue in full force and effect for the benefit of the Shareholder and be unlimited as to duration.

ARTICLE 4

CLOSING DELIVERIES

4.1       Closing Deliveries of Shareholder.  Each of the Shareholders do hereby sells, assigns and transfers the number of Purchased Shares referred to in section 2.3 above.  Each Shareholder shall, at Closing, deliver or cause to be delivered, to Purchaser a share certificate representing all the Purchased Shares owned by such Shareholder.

4.2       Closing Deliveries of Purchaser.  Purchaser shall, at Closing, deliver or cause to be delivered to each of the Shareholders a share certificate issued by Purchaser to each Shareholder that number of Purchase Price Shares equal to such Shareholder’s pro-rata portion of the Purchase Shares being sold to Purchaser.

ARTICLE 5

COVENANTS AND AGREEMENTS

ACC covenants to Purchaser, and Purchaser covenants to the ACC that:

5.1       Filings and Authorizations.  The parties hereto shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement including without limitation the preparation of any SEC Documents required to be filed with the SEC in connection with the transactions contemplated by this Agreement; and shall furnish copies thereof to each other party prior to such filing and shall not make any such registration, filing, application or submission to which Purchaser or the ACC, as the case may be, reasonably objects in writing.  All such filings shall comply in form and content in all material respects with applicable law.  The parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any governmental body in connection therewith.

5.2       Restricted Securities.  The parties acknowledge and agree that the Purchase Price Shares being issued or transferred pursuant to the Contemplated Transactions are being issued or transferred pursuant to the exemption from the registration requirements of the Securities Act and constitute "restricted securities" within the meaning of the Securities Act.  Such securities may not be transferred absent compliance with the provisions of the Securities Act, other applicable Laws, and all stock certificates evidencing such securities shall bear a legend to such effect and to the effect that such shares are subject to the terms and provisions of this Agreement.

ARTICLE 6

GENERAL

6.1       Notices.  All notices or other communications required to be given in connection with this Share Exchange Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by transmittal by telex or telecopier or other form of recorded communication addressed:

            If to Purchaser, to:

                        ABC Acquisition Corp. 1505

                        Attn: Nitin Amersey, CEO

                        Suite 202, 300 Center Avenue

                        Bay City, Michigan, 48708

telecopier number 989-893-5752

                        With copies to:

                        Joyce Thrasher Kaiser & Liss, LLC

                        5 Concourse Parkway, Suite 2350

                        Atlanta, Georgia, 30328

                        Attn: H. Grady Thrasher, Esq.

            If to ACC or Shareholders, to:

Azaz Capital Corp.

Attn: Alex Zukovs, President

Suite 1000, 121 Richmond St. West

                        Toronto, Ontario, M5H 2K1

telecopier number 416-861-0191

With copies to:

Robert M. Isles, Barrister and Solicitor

Suite 1101, 44 Victoria Street

Toronto, Ontario, M5C 1Y2

telecopier number 416-368-6827

or to such other address, telex or telecopier number or individual as may be designated by notice given by any party to the other parties.  Any such communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by telex or other form of recorded communication, shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the next Business Day if it is received after the end of such normal business hours on the date of its transmission.  If the party giving any such communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such communication shall not be mailed but shall be given by personal delivery or by telex or telecopier transmittal.

6.2       Expenses.  All costs and expenses (including, without limitation, the fees and disbursements of legal counsel or other professional advisors) incurred in connection with this Share Exchange Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3       Time of the Essence.  Time shall be of the essence hereof.

6.4       Further Assurances.  The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each of the parties shall from time to time execute and deliver to the others such further documents, instruments, papers and information as may be reasonably requested by the other in order to carry out the purpose and intent of this Share Exchange Agreement.

6.5       Law and Jurisdiction.  This Share Exchange Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

6.6       Severability.  The invalidity or unenforceability of any provision of this Share Exchange Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained, and this Share Exchange Agreement shall be construed as if such invalid or unenforceable provision or covenant were omitted.

6.7       Assignment.  Neither this Share Exchange Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other parties.

6.8       Inurement.  This Share Exchange Agreement shall be binding upon and shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

6.9       Entire Agreement.  This Share Exchange Agreement, together with the agreements and other documents to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

6.10     Amendments and Waivers.  No modification of or amendment to this Share Exchange Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto and no waiver of any breach of any term, provision or condition of this Share Exchange Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.11     Counterparts.  For the convenience of the parties, this Share Exchange Agreement may be executed in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to bear date as of the date of this Share Exchange Agreement).

IN WITNESS WHEREOF the parties hereto have executed this Share Exchange Agreement under seal and delivered it at Toronto, Ontario as of the first date written above.

 ABC ACQUISITION CORP. 1505                      Azaz Capital Corp.

Per:     /s /Nitin M. Amersey                          Per:     /s/ Alex Zukovs

A.S.O.                                                                         A.S.O.

SHAREHOLDER NAME:	SIGNATURE
Alex Zukovs	/s/ Alex Zukovs
Ruth Zukovs	/s /Ruth Zukovs
International Forex Group Inc.	Per: /s/ International Forex Group Inc. A.S.O.
Bruce J. Daley	/s/ Bruce J. Daley
Triad Trading Ventures Inc.	Per: /s/ Triad Trading Ventures Inc. A.S.O.
John May	/s/ John May
Gerry Neziol	/s/ Gerry Neziol
Victoria Neziol	/s/ Victoria Neziol
Robert Weber	/s/ Robert Weber
Richard Williams	/s/ Richard Williams
Nano Ventures Inc.	Per: /s/ Nano Ventures Inc. A.S.O.
Barry Bilyk	/s/ Barry Bilyk
Fran Slegers	/s/ Fran Slegers
Michael David McKee	/s/ Michael David McKee
Robert Isles	/s/ Robert Isles
Raymond DeBleu	/s/ Raymond DeBleu
Evgenia McLean	/s/ Evgenia McLean
Gary Gregory Weber	/s/ Gary Gregory Weber
Mary Kathryne Weber	/s/ Mary Kathryne Weber
James Edward Weber	/s/ James Edward Weber
Evan Andrew Weber	/s/ Evan Andrew Weber
John Weber	/s/ John Weber
Dolores Weber	/s/ Dolores Weber
Ryan Weber	/s/ Ryan Weber
Frances Spurrell	/s/ Frances Spurrell
William Spurrell	/s/ William Spurrell
Lindsay Wig	/s/ Lindsay Wig
Courtney Wig	/s/ Courtney Wig
Michael Gouliquer	/s/ Michael Gouliquer
Kaj Owre	/s/ Kaj Owre
John Warr	/s/ John Warr
Brent O’Connor	/s/ Brent O’Connor
Elizabeth Muzak	/s/ Elizabeth Muzak
Teresa Maszczak	/s/ Teresa Maszczak
Stuart Adair	/s/ Stuart Adair
Keith Sutherland	/s/ Keith Sutherland
Peter Workman	/s/ Peter Workman
Paul Barbour	/s/ Paul Barbour
Stephan Lim	/s/ Stephan Lim
Michelle Wang	/s/ Michelle Wang
Robert Kuzminski	/s/ Robert Kuzminski
Isolina Kuzminski	/s/ Isolina Kuzminski
Ken Gregory	/s/ Ken Gregory
Jacquie Wilford	/s/ Jacquie Wilford

SCHEDULE "A"

Participating Shareholder	Number Of Common Shares In The Capital Of Azaz Capital Corp. Held Directly/Indirectly
Alex Zukovs	326,150
Ruth Zukovs	326,150
International Forex Group Inc.	100,000
Bruce J. Daley	50,000
Triad Trading Ventures Inc.	30,000
John May	30,000
Gerry Neziol	25,000
Victoria Neziol	25,000
Robert Weber	20,000
Richard Williams	10,000
Nano Ventures Inc.	10,000
Barry Bilyk	10,000
Fran Slegers	10,000
Michael David McKee	10,000
Robert Isles	5,000
Raymond DeBleu	5,000
Evgenia McLean	5,000
Gary Gregory Weber	100
Mary Kathryne Weber	100
James Edward Weber	100
Evan Andrew Weber	100
John Weber	100
Dolores Weber	100
Ryan Weber	100
Frances Spurrell	100
William Spurrell	100
Lindsay Wig	100
Courtney Wig	100
Michael Gouliquer	100
Kaj Owre	100
John Warr	100
Brent O’Connor	100
Elizabeth Muzak	100
Teresa Maszczak	100
Stuart Adair	100
Keith Sutherland	100
Peter Workman	100
Paul Barbour	100
Stephan Lim	100
Michelle Wang	100
Robert Kuzminski	100
Isolina Kuzminski	100
Ken Gregory	100
Jacquie Wilford	100
TOTAL	1,000,000